EXHIBIT 99.1

Maywood Acquisition Corp. 2 Announces Pricing of $100,000,000 Initial Public Offering

NEW YORK, April 13, 2026 (ACCESS NEWSWIRE)—Maywood Acquisition Corp. 2 (the “Company”) announced today that it priced its initial public offering of 10,000,000 units at $10.00 per unit. The Company’s units will be listed on the Nasdaq Global Market (“Nasdaq”) and will begin trading on April 14, 2026 under the ticker symbol “MYXXU.” Each unit consists of one Class A ordinary share, one right entitling its holder to receive one-fourth of one Class A ordinary share upon the Company’s completion of an initial business combination and one warrant to purchase one Class A ordinary share for $11.50 per share, subject to adjustment. Once the securities comprising the units begin separate trading, the ordinary shares, rights and warrants are expected to be listed on Nasdaq under the symbols “MYX,” “MYXXR” and “MYXXW,” respectively.

The Company is a Cayman exempt company, formed as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company is led by its Chairman of the Board and Chief Executive Officer, Zikang Wu.

D. Boral Capital LLC is acting as the sole book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 1,500,000 units at the initial public offering price to cover over-allotments, if any. The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from D. Boral Capital LLC at 590 Madison Avenue, 39th Floor, New York, NY 10022 Attn: D. Boral Capital LLC, or by email at: dbccapitalmarkets@dboralcapital.com.

A registration statement relating to these securities was filed with the Securities and Exchange Commission (the “SEC”) and was declared effective on April 13, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated in the offering prospectus. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Zikang Wu, CEO

ir@maywoodacq2.com